As filed with the Securities and Exchange Commission on May 26, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FLAGSTAR BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Michigan	38-3150651

(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
5151 Corporate Drive
Troy, Michigan 48098
(Address of Principal Executive Offices)
Flagstar Bancorp, Inc. 2006 Equity Incentive Plan
(Full title of the Plan)
Mark T. Hammond, Vice-Chairman of the Board,
President and Chief Executive Officer
Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, Michigan 48098
(Name and Address of Agent For Service)
(248) 312-2000
(Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Jeremy T. Johnson, Esquire
Kutak Rock LLP
1101 Connecticut Avenue, N.W., Suite 1000
Washington, D.C. 20036-4374
(202) 828-2400
(202) 828-2488       (fax)
CALCULATION OF REGISTRATION FEE

Title Of	Amount	Proposed Maximum	Proposed Maximum	Amount of
Securities	To Be	Offering Price	Aggregate Offering	Registration
To Be Registered	Registered (1)	Per Share (3)	Price (3)	Fee (3)
Common Stock, $.01 par value	2,268,280 (2)	—	—	—

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers any additional shares of Common Stock which become issuable under the Flagstar Bancorp, Inc. 2006 Equity Incentive Plan (the “2006 Plan”) by reason of any merger, consolidation, recapitalization, stock dividend, stock split, or similar transaction without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of Flagstar Bancorp, Inc.

(2)	The Registrant previously registered shares of Common Stock for issuance under (i) the Registrant’s 1997 Employees and Directors Stock Option Plan, as amended (the “1997 Plan”) on registration statements on Form S-8 filed on April 30, 1999, August 30, 2001, May 30, 2002, and June 3, 2005 (File Nos. 333-77501, 333-68682, 333-89420, and 333-125513) and (ii) the Registrant’s 2000 Stock Incentive Plan, as amended (the “2000 Plan”) on registration statements on Form S-8 filed on May 30, 2002 and June 3, 2005 (File Nos. 333-89424 and 333-125512). The 1997 Plan and the 2000 Plan have been merged into the 2006 Plan. The number of shares of the Registrant’s Common Stock being registered under this Registration Statement consists of (a) 1,409,202 shares of Common Stock reserved for issuance under the 1997 Plan on Registration Statement on Form S-8 (File No. 333-125513) filed on June 3, 2005 that have been transferred to the 2006 Plan; (b) 500,000 shares of Common Stock reserved for issuance under the Registrant’s 2000 Plan on Registration Statement on Form S-8 (File No. 333-125512) filed on June 3, 2005 that have been transferred to the 2006 Plan; and (c) 359,078 shares of Common Stock reserved for issuance under the Registrant’s 2000 Plan on Registration Statement on Form S-8 (File No. 333-89424) filed on May 30, 2002 that have been transferred to the 2006 Plan. Such shares may no longer be issued under the 1997 Plan and the 2000 Plan and may only be issued, offered and sold under the 2006 Plan.

(3)	The registration fee with respect to the 2,268,280 shares being registered hereby was paid by the Registrant upon the filing of (i) the Registration Statement on Form S-8 (File No. 333-125513) filed on June 3, 2005 in connection with the 1997 Plan; (ii) the Registration Statement on Form S-8 (File No. 333-125512) filed on June 3, 2005 in connection with the 2000 Plan; and (iii) the Registration Statement on Form S-8 (File No. 333-89424) filed on May 30, 2002 in connection with the 2000 Plan. Contemporaneously with the filing of this Registration Statement, the Registrant is filing post-effective amendments to the Registration Statement on Form S-8 (File No. 333-125513) to deregister 1,409,202 unissued shares, the Registration Statement on Form S-8 (File No. 333-125512) to deregister 500,000 unissued shares, and the Registration Statement on Form S-8 (File No. 333-89424) to deregister 359,078 unissued shares. In accordance with Instruction E to the General Instructions to Form S-8 and Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Securities and Exchange Commission’s Division of Corporation Finance (July 1997), no additional fee is due with respect to the shares registered hereby.

EXPLANATORY NOTE
     This Registration Statement relates to the registration of 2,268,280 shares of Common Stock, $.01 par value per share, of Flagstar Bancorp, Inc. (the “Company”) reserved for issuance and delivery under the 2006 Plan. The Company’s stockholders approved the 2006 Plan on May 26, 2006. The 1997 Plan and the 2000 Plan were merged into the 2006 Plan. The 2,268,280 shares of Common Stock being registered under this Registration Statement are comprised of: (i) 1,409,202 unissued shares of Common Stock (the “1997 Carryover Shares”) previously registered for the Company’s 1997 Plan on Registration Statement on Form S-8 (File No. 333-125513) filed on June 3, 2005; (ii) 500,000 unissued shares of Common Stock (the “2000 Carryover Shares”) previously registered for the Company’s 2000 Plan on Registration Statement on Form S-8 (File No. 333-125512) filed on June 3, 2005; and (iii) 359,078 unissued shares of Common Stock (the “2002 Carryover Shares”) previously registered for the Company’s 2000 Plan on Registration Statement on Form S-8 (File No. 333-89424) filed on May 30, 2002. The 2002 Carryover Shares, together with the 1997 Carryover Shares and the 2000 Carryover Shares, are referred to herein as the “Carryover Shares.” None of the Carryover Shares may be issued under the 1997 Plan or the 2000 Plan and such Carryover Shares may only be issued, offered and sold under the 2006 Plan.
     In accordance with Instruction E to the General Instructions to Form S-8 and Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Securities and Exchange Commission’s Division of Corporation Finance (July 1997), this Registration Statement is hereby filed to carry forward the $3,207.34 registration fee previously paid with respect to the 1997 Carryover Shares, the $1,177 registration fee previously paid with respect to the 2000 Carryover Shares, and the $290.71 registration fee previously paid with respect to the 2002 Carryover Shares. Contemporaneously with the filing of this Registration Statement, the Company is filing post-effective amendments to the Registration Statement on Form S-8 (File No. 333-125513) to deregister the 1997 Carryover Shares, the Registration Statement on Form S-8 (File No. 333-125512) to deregister the 2000 Carryover Shares, and the Registration Statement on Form S-8 (File No. 333-89424) to deregister the 2002 Carryover Shares.

PART I
INFORMATION REQUIRED IN THE SECTION
10(a) PROSPECTUS
Item 1. Plan Information*
Item 2. Registrant Information and Employee Plan Annual Information*
*Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the 2006 Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424, in reliance on Rule 428. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and, accordingly, files periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission’s Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address for the Commission’s Web site is “http://www.sec.gov”.
     The following documents filed with the Commission by the Company are incorporated in this Registration Statement by reference:
     (a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on March 16, 2006 (File No. 001-16577);
     (b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the Commission on May 5, 2006 (File No. 001-16577);
     (c) The Company’s Current Reports on Form 8-K, filed with the Commission on January 31, 2006 and April 28, 2006 (File No. 001-16577); and
     (d) The description of the Company’s Common Stock as contained in the Company’s Registration Statement on Form 8-A, as filed with the Commission on June 28, 2001 (File No. 001-16577).
     All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Descriptions of Securities
     Not applicable, as the Common Stock is registered under Section 12 of the Securities Exchange Act of 1934.
Item 5. Interests of Named Experts and Counsel
     Not Applicable.
Item 6. Indemnification of Directors and Officers
     The Company’s Restated Articles of Incorporation contain a provision, authorized by the Michigan Business Corporation Act (the “MBCA”), designed to eliminate in certain circumstances the personal liability of directors for monetary damages to the Company or its stockholders for breach of their fiduciary duty as directors. This provision, however, does not limit the liability of any director who breached his or her duty of loyalty to the Company or its stockholders, failed to act in good faith, obtained an improper personal benefit or paid a dividend or approved a stock repurchase or redemption that was prohibited under Michigan law. This provision will not limit or eliminate the rights of the Company or any stockholder to seek an injunction or any other nonmonetary relief in the event of a breach of director’s duty of care. In addition, this provision applies only to claims against a director arising out of his or her role as a director and does not relieve a director from liability unrelated to his or her fiduciary duty of care or from a violation of statutory law such as certain liabilities imposed on a director under the federal securities laws.
     The Company’s Restated Articles of Incorporation also provide that the Company shall indemnify all directors and officers of the Company to the full extent permitted by the MBCA. Under the provisions of the MBCA, any director or officer who, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding, may be indemnified if the Board determines such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or its stockholders.
     Officers and directors are covered within specified monetary limits by insurance against certain losses arising from claims made by reason of their being directors or officers of the Company or of the Company’s subsidiaries and the Company’s officers and directors are indemnified against such losses by reason of their being or having been directors or officers of another corporation, partnership, joint venture, trust or other enterprise at the Company’s or its subsidiaries’ request.
Item 7. Exemption from Registration Claimed
     Not Applicable.
Item 8. Exhibits
The exhibits scheduled to be filed as part of this Registration Statement are as follows:

4.1	Flagstar Bancorp, Inc. 2006 Equity Incentive Plan (filed as Appendix C to the Company’s Definitive Proxy Statement filed with the Commission on April 24, 2006 (File No. 001-16577) and incorporated herein by reference)

5.1	Opinion of Kutak Rock LLP as to the legality of the Common Stock being registered*

23.1	Consent of Kutak Rock LLP (appears in their opinion filed as Exhibit 5)*

23.2	Consent of Grant Thornton LLP*

23.3	Consent of Virchow, Krause & Company, LLP*

*	Filed herewith.

Item 9. Undertakings
     1. The Company hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts of events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     2. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. The Company hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
     4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on this 26th day of May, 2006.

FLAGSTAR BANCORP, INC.

By	/s/ Mark T. Hammond

Mark T. Hammond Vice-Chairman, President and Chief Executive Officer
(Duly Authorized Representative)
          Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons (including a majority of the Board of Directors of the Company) in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Thomas J. Hammond Thomas J. Hammond	Chairman of the Board	May 26, 2006

/s/ Mark T. Hammond Mark T. Hammond	Vice-Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 26, 2006

/s/ Paul D. Borja Paul D. Borja	Executive Vice-President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	May 26, 2006

/s/ Kirstin A. Hammond Kirstin A. Hammond	Executive Director and Director	May 26, 2006

/s/ Robert O. Rondeau, Jr. Robert O. Rondeau, Jr.	Executive Director and Director	May 26, 2006

/s/ Charles Bazzy Charles Bazzy	Director	May 26, 2006

/s/ James D. Coleman James D. Coleman	Director	May 26, 2006

/s/ Richard S. Elsea Richard S. Elsea	Director	May 26, 2006

/s/ Michael Lucci, Sr. Michael Lucci, Sr.	Director	May 26, 2006

/s/ Robert W. DeWitt Robert W. DeWitt	Director	May 26, 2006

/s/ Frank D’Angelo Frank D’Angelo	Director	May 26, 2006

Signatures	Title	Date

/s/ B. Brian Tauber B. Brian Tauber	Director	May 26, 2006

/s/ Jay J. Hansen Jay J. Hansen	Director May 26, 2006

2

INDEX TO EXHIBITS

Exhibit	Description

4.1	Flagstar Bancorp, Inc. 2006 Equity Incentive Plan (filed as Appendix C to the Company’s Definitive Proxy Statement filed with the Commission on April 24, 2006 (File No. 001-16577) and incorporated herein by reference)

5.1	Opinion of Kutak Rock LLP as to the legality of the Common Stock being registered

23.1	Consent of Kutak Rock LLP (appears in their opinion filed as Exhibit 5)

23.2	Consent of Grant Thornton LLP

23.3	Consent of Virchow, Krause & Company, LLP